SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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SCP POOL CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SCP POOL CORPORATION
109 NORTHPARK BOULEVARD, SUITE 400
COVINGTON, LOUISIANA 70433-5001

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of SCP Pool Corporation (the “Company”) which will be held on Wednesday, May 10, 2000 at 9:00 a.m., local time, at the Company’s corporate offices located at 109 Northpark Boulevard, Suite 400 in Covington, Louisiana.

The Notice of Meeting, Proxy Statement, Proxy Form, Form 10-K and Annual Report of the Company are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

It is important that your shares are represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy Form and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely, Wilson B. Sexton Chairman and Chief Executive Officer, Director

SCP POOL CORPORATION
109 NORTHPARK BOULEVARD, SUITE 400
COVINGTON, LOUISIANA 70433-5001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of SCP Pool Corporation (the “Company”) will be held on Wednesday, May 10, 2000 at 9:00 a.m., local time, at the Company’s corporate offices located at 109 Northpark Boulevard, Suite 400 in Covington, Louisiana to consider and take action with respect to the following matters:

(1)	The election of six directors to hold office for a term of one year or until their successors have been elected and qualified;

(2)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2000; and

(3)	The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Holders of record of the Company’s Common Stock at the close of business on April 3, 2000 are entitled to receive notice of and to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company’s principal executive offices located at 109 Northpark Boulevard, Suite 400 in Covington, Louisiana for a period of 10 days prior to the meeting.

By Order of the Board of Directors, Wilson B. Sexton Chairman and Chief Executive Officer, Director

March 22, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOUR PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED OR BY DELIVERY OF A LATER-DATED PROXY. IN ANY EVENT, YOU MAY VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

SCP POOL CORPORATION
109 NORTHPARK BOULEVARD, SUITE 400
COVINGTON, LOUISIANA 70433-5001

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 10, 2000 AT 9:00 A.M. LOCAL TIME

This proxy statement (the “Proxy Statement”) is being furnished to the holders of Common Stock, par value $0.001 per share (the “Common Stock”) of SCP Pool Corporation (the “Company”) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of stockholders to be held on May 10, 2000 at 9:00 a.m., local time, and at any adjournments or postponements thereof (the “Annual Meeting”). The proxy materials, Annual Report and Form 10-K are being mailed in the package with this Proxy Statement on or about April 5, 2000 to holders of record of the Common Stock at the close of business on April 3, 2000.

If the enclosed Proxy Form is properly signed, dated and returned to the Company, the individuals identified as proxies thereon will vote the shares represented by the Proxy Form in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote FOR the election of the six nominees named herein as directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2000 fiscal year. The Company’s management is not aware of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are presented, all proxies will be voted in accordance with the recommendations of the Company’s management.

Returning your completed Proxy Form will not prevent you from voting in person at the Annual Meeting if you are present and wish to vote. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Company prior to the Annual Meeting at the Company’s principal executive offices at the address above or by submission of a later-dated proxy.

Each outstanding share of Common Stock entitles the holder thereof to one vote on each matter to come before the Annual Meeting. As of March 21, 2000, there were 11,300,932 shares of Common Stock outstanding. The presence in person or by proxy of a majority of the shares of Common Stock outstanding will constitute a quorum for the transaction of business. Under Delaware law, abstentions are treated as present and entitled to vote, and therefore will be counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Under Delaware law, broker “non-votes” are considered present but not entitled to vote and thus, will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s by-laws provide that the size of the Board shall be fixed from time to time by resolution of the Board and that vacancies on the Board may be filled by the remaining directors. The Board size is currently fixed at six directors.

The Board currently consists of Wilson B. Sexton, Andrew W. Code, James J. Gaffney, Peter M. Gotsch, Frank J. St. Romain and Robert C. Sledd. Each director elected at an annual meeting of stockholders is elected to serve a one-year term or until a successor is duly elected.

Wilson B. Sexton, Andrew W. Code, James J. Gaffney, Frank J. St. Romain and Robert C. Sledd have been nominated for re-election at the Annual Meeting. Mr. Gotsch does not intend to stand for re-election. John E. Stokely has been nominated for election at the Annual Meeting. The Company has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, if the nominees for any reason are unable to serve or for good cause will not serve, the proxy may be voted for such substitute persons as the nominees appointed in the proxy may in their discretion determine.

Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. There is no cumulative voting as to any matter, including the election of directors.

The Board of Directors recommends a vote “FOR” the election of the nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon recommendation of its Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company with respect to the 2000 fiscal year, to audit the financial statements of the Company for the fiscal year ending December 31, 2000 and to perform other appropriate accounting services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, the Board of Directors will consider other independent auditors upon recommendation by the Audit Committee.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst &
Young LLP as the Company’s independent auditors for fiscal year 2000.

MANAGEMENT

Directors and Executive Officers

The following sets forth certain information concerning the Company’s directors and executive officers. Officers of the Company serve at the discretion of the Board of Directors.

Wilson B. Sexton Director since: 1993	Age: 63
Mr. Sexton, current Chairman and Chief Executive Officer of the Company, was appointed CEO in January 1999. Prior to his appointment as CEO, Mr. Sexton served as Chairman and a director of the Company and its wholly owned subsidiary, South Central Pool Supply, Inc. (“SCP”) since 1993. Mr. Sexton serves as a director for Utiliserve, Inc. and Stronghaven, Inc.

Andrew W. Code Director since: 1993	Age: 41
Mr. Code served as Vice President of the Company and SCP from December 1993 to May 1995. Mr. Code has, since August 1998, been a general partner of CHS Management Limited Partnership (“CHS Management”) and a general partner of Code, Hennessy & Simmons Limited Partnership (“CHS”).

James J. Gaffney Director since: 1998	Age: 59
Mr. Gaffney is Deputy Chairman of Viking Pacific Holdings, Ltd., a diversified holding company involved in retail, manufacturing and distribution activities. From 1995 to 1997, Mr. Gaffney was the President and Chief Executive Officer of General Aquatics, Inc. From 1993 to 1995, Mr. Gaffney was President and Chief Executive Officer of KDI Corporation. Mr. Gaffney serves as a director of Advantica Restaurant Group, Inc. and Hvide Marine, Inc.

Peter M. Gotsch Director since: 1993	Age: 36
Mr. Gotsch served as Vice President of the Company and SCP from December 1993 to May 1995. Mr. Gotsch has been a partner of Code, Hennessy & Simmons LLC, an affiliate of CHS, since August 1997. Mr. Gotsch was a managing director of Code, Hennessy & Simmons, Inc., an affiliate of CHS, between January 1996 and August 1997, and was Vice President of CHS Management from June 1994 to December 1995. Mr. Gotsch does not intend to stand for re-election.

Frank J. St. Romain Director since: 1993	Age: 64
In January 1999, Mr. St. Romain retired from his positions of President and Chief Executive Officer of the Company and SCP, positions that he had held since December 1993. Mr. St. Romain held the same positions with Lake Villa Corporation (formerly known as South Central Pool Supply, Inc.), a Louisiana corporation (the “Predecessor”), since its founding in 1980.

Robert C. Sledd Director since: 1996	Age: 47
Mr. Sledd has served as Chairman of the Board of Directors of Performance Food Group Company (“PFG”) since February 1995 and has served as a director and as Chief Executive Officer of PFG since 1987. Mr. Sledd served as President of PFG from 1987 to February 1995. Mr. Sledd serves as a director of Eskimo Pie Corporation and Taylor & Sledd, Inc.

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John E. Stokely Nominated for election at Annual Meeting	Age: 48
John E. Stokely has worked as a business consultant since August 1999. Mr. Stokely is the former President, Chief Executive Officer and Chairman of the Board of Directors of Richfood Holdings, Inc., a food retailer and wholesale grocery distributor (“Richfood”). Mr. Stokely held this position with Richfood since January 1997, served as President and Chief Operating Officer from April 1995 to January 1997 and served as Executive Vice President from 1990 to April 1995. Richfood Holdings, Inc. merged with Supervalu, Inc. on August 31, 1999. Mr. Stokely is also a director of Performance Food Group and Nash Finch Company.

Manuel J. Perez de la Mesa Officer since: 1999	Age: 43
Mr. Perez de la Mesa was appointed in January 1999 as President and Chief Operating Officer for the Company with employment commencing in February 1999. Prior to joining the Company, Mr. Perez de la Mesa was Vice President, Distribution Operations for Watsco, Inc., a NYSE-listed HVAC/R distribution company. From 1994 to 1996, Mr. Perez de la Mesa was Vice President, Finance & Operations for Gemaire Distributors, Inc., presently a wholly owned subsidiary of Watsco, Inc.

A. David Cook Officer since: 1997	Age: 44
Mr. Cook has served as Vice President of Sales for the Company and SCP since February 1997. From December 1993 until February 1997, he served as the Director of National Sales Development for SCP, and he held the same position with the Predecessor since 1993.

Craig K. Hubbard Officer since: 1997	Age: 48
Mr. Hubbard has served as Chief Financial Officer, Treasurer and Secretary for the Company and SCP since February 1997. From December 1993 until February 1997, he served as Controller for SCP, and he held the same position with the Predecessor since 1991.

John M. Murphy Officer since: 1997	Age: 39
Mr. Murphy has served as Vice President of Marketing for the Company and SCP since February 1997. From December 1993 until February 1997, he served as the Director of Marketing for SCP, and he held the same position with the Predecessor since 1988.

Richard P. Polizzotto Officer since: 1993	Age: 58
Mr. Polizzotto has served as Vice President of Operations for the Company since May 1995. He has served as Vice President for SCP since December 1993, and he held the same position with the Predecessor since 1992.

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Information about the Board of Directors

The Board of Directors met four times during 1999. The Board of Directors has standing Audit and Compensation Committees. The Company does not have a nominating committee. Attendance was at least 80% for all of the Board of Directors meetings. All committee members were present for the committee meetings.

Audit Committee. During 1999, the Audit Committee of the Board of Directors was composed of three directors (Messrs. Gaffney, Gotsch and Sledd). The Audit Committee met once during 1999. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews such audit results.

Compensation Committee. During 1999, the Compensation Committee was composed of three directors (Messrs. Code, Gotsch and Sledd). The Compensation Committee met once during 1999. The Compensation Committee makes recommendations to the Board regarding the compensation of officers of the Company, the awards under the Company’s compensation and benefit plans and the compensation policies and practices.

Director Compensation

Non-employee directors of the Company receive (i) an annual retainer of $6,000; (ii) $1,000 per board meeting attended; (iii) $500 per committee meeting attended; and (iv) $250 per ad hoc meeting attended. In addition, non-employee directors of the Company receive a consulting fee of $100 per hour for tasks performed outside the scope of their service as directors. Directors who are employees of the Company or its subsidiaries are not entitled to receive any fees for serving as directors, except that all directors are reimbursed for out-of-pocket expenses related to their service as directors.

Under the SCP Pool Corporation 1996 Non-Employee Director Equity Incentive Plan (the “Directors Plan”), each non-employee director was granted an option to purchase 5,625 shares of Common Stock immediately following the May 1999 Annual Meeting of the Company’s stockholders and each non-employee director will be granted options to purchase an additional 5,625 shares immediately following each subsequent annual meeting of the Company’s stockholders. Options granted pursuant to the Directors Plan become exercisable one year after grant, subject to certain exceptions. The option price per share of Common Stock under the Directors Plan is equal to 100% of the fair market value of the Common Stock at the date of grant. Each option granted under the Directors Plan is exercisable for ten years after the date of grant. Non-employee directors may elect to receive shares of Common Stock under the Directors Plan in lieu of the cash compensation otherwise payable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that each of its officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during fiscal 1999. Except that in April 1999, Wilson B. Sexton, Chairman of the Company, amended a Form 5 originally filed in February 1999 to list certain gifts which were inadvertently omitted; Andrew W. Code, a director of the Company, inadvertently failed to file a Form 4 by May 1999; therefore, Mr. Code filed the reportable transactions on Form 5 in February 2000; and Mr. John M. Murphy, Vice President of the Company, inadvertently filed a Form 4 in December 1998 with a typographical error regarding the total number of derivative securities owned; therefore, Mr. Murphy corrected this error on his Form 5 in February 2000.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 14, 2000 by (i) each person or entity who is known by the Company to own beneficially more than five percent of the Company’s Common Stock; (ii) each director and named executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated below, to the knowledge of the Company, each of the persons or entities named in the table has sole voting and investment power with respect to the securities beneficially owned by the person or entity as set forth opposite the person or entity’s name. Unless otherwise indicated, the business address of each person is the Company’s corporate address. Reference to the “1995 Plan” shall mean the Company’s 1995 Stock Option Plan and references to the “1998 Plan” shall mean the Company’s 1998 Stock Option Plan.

Name of Beneficial Owner	Number of Shares (1)	Percent of Class (2)

St. Denis J. Villere & Company (3)	1,526,549	13.5%

T. Rowe Price (4)	765,700	6.8%

Wellington Management Company, LLP (5)	503,650	4.5%

Wilson B. Sexton (6)	360,752	3.2%

Frank J. St. Romain (7)	175,938	1.6%

Andrew W. Code (8)	163,763	1.4%

Robert C. Sledd (9)	99,250	*

Richard P. Polizzotto (10)	73,673	*

John M. Murphy (11)	51,411	*

A. David Cook	42,000	*

Peter M. Gotsch (12)	11,750	*

Craig K. Hubbard (13)	28,997	*

Manuel J. Perez de la Mesa (14)	32,000	*

James J. Gaffney (15)	15,625	*

All executive officers and directors as a group (11 persons)(16)	1,052,496	9.3%

__________

1.	Includes shares of Common Stock subject to options that are exercisable within 60 days of March 14, 2000 and shares of Common Stock issuable upon conversion of the Company’s Convertible Subordinated Promissory Notes due December 31, 2002 (the “Convertible Notes”).

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2.	Shares of Common Stock subject to options which are exercisable within 60 days of March 14, 2000 and shares of Common Stock issuable upon conversion of the Convertible Notes are considered outstanding for the purpose of determining the percent of the class held by the holder of such options or notes, but not for the purpose of computing the percentage held by others. An asterisk denotes percentages less than one percent.
3.	Based upon such holder’s Schedule 13G/A filed with the SEC on February 15, 2000, St. Denis J. Villere & Company holds shared power to vote or direct the vote of 1,461,949 of such shares and sole power to dispose or direct the disposition of 64,600 shares. The business address of such holder is 210 Baronne Street, Suite 808, New Orleans, Louisiana 70112.
4.	Based upon such holder’s Schedule 13G filed with the SEC on February 9, 2000, T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address of such holder is 100 E. Pratt Street, Baltimore, Maryland 21202.
5.	Based upon such holder’s Schedule 13G/A filed with the SEC on February 14, 2000, Wellington Management Company, LLC is a registered investment adviser and holds shared power to vote or direct the vote of 318,150 of such shares and shared power to dispose or to direct the disposition of 503,650 of such shares. 503,650 shares represent 4.5% of the Company’s Common Stock as of March 14, 2000. The business address of such holder is 75 State Street, Boston, Massachusetts 02109.
6.	Includes 46,869 shares issuable upon conversion of the Convertible Note held of record by Mr. Sexton, options to purchase 90,000 shares and 30,000 shares issued to Mr. Sexton pursuant to the 1995 Plan and the 1998 Plan, respectively.
7.	Includes options to purchase 90,000 shares, 15,000 shares and 5,625 shares issued to Mr. St. Romain pursuant to the 1995 Plan, the 1998 Plan and the Directors Plan, respectively. Includes 590 shares purchased on behalf of Mr. St. Romain pursuant to the Company’s Employee Stock Purchase Plan.
8.	Includes options to purchase 33,750 shares issued pursuant to the Directors Plan which are held by a partnership of which Mr. Code is a general partner and, as a result, Mr. Code may be deemed to have voting and dispositive power with respect to such shares. 56,000 of such shares are held directly by a charitable foundation of which Mr. Code is a director, President and the sole member, and, as a result, Mr. Code may be deemed to have voting and dispositive power with respect to such shares, although neither Mr. Code nor any members of his immediate family have any pecuniary interest in such shares. 1,350 of such shares are held by Mr. Code as custodian for his minor children under the Uniform Gifts to Minors Act. 2,663 of such shares are held by a partnership of which Mr. Code is a general partner, and, as a result, Mr. Code may be deemed to have voting and dispositive power with respect to such shares.
9.	Includes options to purchase 28,125 shares issued to Mr. Sledd pursuant to the Directors Plan. 45,000 of such shares are held in three trusts for the benefit of the minor children of Mr. Sledd; Mr. Sledd is the trustee of such trusts, and, as a result, he may be deemed to have voting and dispositive power with respect to such shares.
10.	Includes 13,392 shares issuable upon conversion of the Convertible Note held of record by Mr. Polizzotto and options to purchase 20,057 shares issued to Mr. Polizzotto pursuant to the 1995 Plan.
11.	Includes 13,392 shares issuable upon conversion of the Convertible Note held of record by Mr. Murphy and options to purchase 15,375 shares issued to Mr. Murphy pursuant to the 1995 Plan.
12.	2,663 of such shares are held by partnership of which Mr. Gotsch is a general partner and as a result, Mr. Gotsch may be deemed to have voting and dispositive power with respect to such shares.
13.	Includes options to purchase 27,151 shares issued to Mr. Hubbard pursuant to the 1995 Plan. Includes 70 shares purchased on behalf of Mr. Hubbard pursuant to the Company’s Employee Stock Purchase Plan.
14.	Includes options to purchase 12,000 shares issued to Mr. Perez de la Mesa pursuant to the 1998 Plan.
15.	Includes options to purchase 5,625 shares issued to Mr. Gaffney pursuant to the Directors Plan.
16.	The 2,663 shares held by a general partnership, which may be attributable to both Messrs. Code and Gotsch, are counted once.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “Named Executive Officers”) during the year ended December 31, 1999. All figures relating to shares of Common Stock of the Company are adjusted to give effect to the three-for-two stock split effected in July 1998.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Wilson B. Sexton (2)	1999	250,000	250,000	—	—	30,000	—	5,855
Chairman and Chief	1998	214,000	214,000	—	—	22,500	—	10,113
Executive Officer	1997	204,768	205,000	—	—	33,750	—	12,554

Frank J. St. Romain (3)	1999	21,506	—	—	—	20,625	—	5,881
President and Chief	1998	214,000	214,000	—	—	22,500	—	10,181
Executive Officer	1997	204,768	205,000	—	—	33,750	—	12,554

Manuel J. Perez de la Mesa (4)	1999	184,727	200,000	—	—	100,000	—	180
President and Chief
Operating Officer

A. David Cook (5)	1999	130,000	130,000	—	—	15,000	—	5,881
Vice President-	1998	110,000	110,000	—	—	5,250	—	10,181
Sales	1997	104,712	64,100	—	—	6,750	—	9,844

John M. Murphy (6)	1999	130,000	130,000	—	—	15,000	—	5,881
Vice President-	1998	110,000	110,000	—	—	7,500	—	10,181
Marketing	1997	104,712	75,000	—	—	7,875	—	10,329

Richard P. Polizzotto (7)	1999	124,708	80,000	—	—	9,750	—	5,860
Vice President-	1998	120,000	50,000	—	—	5,250	—	10,071
Operations	1997	114,942	40,000	—	—	5,625	—	11,526

__________

1.	Other annual compensation amounts were not reportable in 1999, 1998 and 1997.
2.	Mr. Sexton was appointed Chief Executive Officer effective January 4, 1999. For 1999, All Other Compensation reflects a $190 life insurance premium, $3,165 paid under the Company’s profit sharing program, and $2,500 contributed under the Company’s 401(k) plan. For 1998, All Other Compensation reflects a $126 life insurance premium, $7,487 paid under the Company’s profit sharing program and $2,500 contributed under the Company’s 401(k) plan. For 1997, All Other Compensation reflects a $126 life insurance premium, $10,053 paid under the Company’s profit sharing program and $2,375 contributed under the Company’s 401(k) plan.
3.	Mr. St. Romain resigned as President and Chief Executive Officer effective January 4, 1999. For 1999, All Other Compensation reflects a $216 life insurance premium, $3,165 paid under the Company’s profit sharing program, and $2,500 contributed under the Company’s 401(k) plan. For 1998, All Other Compensation reflects a $194 life insurance premium, $7,487 paid under the Company’s profit sharing program and $2,500 contributed under the Company’s 401(k) plan. For 1997, All Other Compensation reflects a $126 life insurance premium, $10,053 paid under the Company’s profit sharing program and $2,375 contributed under the Company’s 401(k) plan.

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4.	Mr. Perez de la Mesa was appointed President and Chief Operating Officer in January 1999. For 1999, All Other Compensation reflects a $180 life insurance premium.
5.	For 1999, Mr. Cook’s All Other Compensation reflects a $216 life insurance premium, $3,165 paid under the Company’s profit sharing program and $2,500 contributed under the Company’s 401(k) plan. For 1998, All Other Compensation reflects a $194 life insurance premium, $7,487 paid under the Company’s profit sharing program and $2,500 contributed under the Company’s 401(k) plan. For 1997, All Other Compensation reflects a $126 life insurance premium, $8,147 paid under the Company’s profit sharing program and $1,571 contributed under the Company’s 401(k) plan.
6.	For 1999, Mr. Murphy’s All Other Compensation reflects a $216 life insurance premium, $3,165 paid under the Company’s profit sharing program and $2,500 contributed under the Company’s 401(k) plan. For 1998, All Other Compensation reflects a $194 life insurance premium, $7,487 paid under the Company’s profit sharing program and $2,500 contributed under the Company’s 401(k) plan. For 1997, All Other Compensation reflects a $126 life insurance premium, $8,633 paid under the Company’s profit sharing plan and $1,570 contributed under the Company’s 401(k) plan.
7.	For 1999, Mr. Polizzotto’s All Other Compensation reflects a $216 life insurance premium, $3,165 paid under the Company’s profit sharing program and $2,479 contributed under the Company’s 401(k) plan. For 1998, All Other Compensation reflects a $194 life insurance premium, $7,487 paid under the Company’s profit sharing program and $2,390 contributed under the Company’s 401(k) plan. For 1997, All Other Compensation reflects a $126 life insurance premium, $9,376 paid under the Company’s profit sharing program and $2,024 contributed under the Company’s 401(k) plan.

The following table sets forth, for the executive officers of the Company, information regarding stock options granted or exercised during, or held at the end of, 1999.

Option/SAR Grants in Last Fiscal Year

	Individual Grants (1)
	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	(#)	Fiscal Year	($/Sh)	Date (3)	5% ($)	10% ($)
Wilson B. Sexton (4)	30,000	11%	13.38	2009	252,636	641,263

Frank J. St. Romain (5)	15,000		13.38	2009	126,318	320,632
	5,625		17.50	2009	61,992	157,400

	20,625	7%			188,310	478,032

Manuel J. Perez de la Mesa (6)	20,000		15.06	2009	213,954	558,159
	30,000.01			2009	720,724	1,148,880
	50,000		13.38	2009	421,060	1,068,772

	100,000	35%			1,355,738	2,775,811

A. David Cook (7)	5,000.01			2009	163,447	260,716
	10,000		13.38	2009	84,212	213,754

	15,000	5%			247,659	474,470

John M. Murphy (7)	5,000.01			2009	163,447	260,716
	10,000		13.38	2009	84,212	213,754

	15,000	5%			247,659	474,470

Richard P. Polizzotto (7)	3,750.01			2009	122,585	195,537
	6,000		13.38	2009	50,527	128,253

	9,750	3%			173,112	323,790

__________

1.	In order to prevent dilution or enlargement of rights under the options, in the event of a reorganization, recapitalization, stock split or combination or other change in the shares of the Company’s Common Stock, the number and type of shares available upon exercise and the exercise price will be adjusted accordingly. The Compensation Committee may, subject to certain restrictions, accelerate or defer the date on which an option becomes exercisable.
2.	Amounts reflect assumed rates of appreciation from the fair market value on the date of grant as set forth in the SEC’s executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.
3.	In February 2000, the Board approved an extension of expiration dates of grants under the 1995 Plan and the 1998 Plan to 10 years from 5 years.
4.	Options were granted and became exercisable on the date of grant, February 25, 1999, pursuant to the 1998 Plan.
5.	Options that were granted on February 25, 1999 became exercisable immediately pursuant to the 1998 Plan and options that were granted on May 13, 1999 become exercisable on May 13, 2000 pursuant to the Directors Plan.

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6.	Options that were granted on January 25, 1999 become exercisable over a period of 5 years beginning January 25, 2000 pursuant to the 1998 Plan. Options that were granted on February 25, 1999 become exercisable in February 2004 pursuant to the 1998 Plan. In the event of a sale of the capital stock of the Company with the voting power to elect a majority of the directors or a sale of more than 50% of the Company’s total assets (on a consolidated basis), all options become fully vested and exercisable.
7.	Options that were granted on February 25, 1999 become exercisable on February 25, 2001 and options granted on August 16, 1999 become exercisable on August 16, 2004 pursuant to the 1998 Plan. In the event of a sale of the capital stock of the Company with the voting power to elect a majority of the directors or a sale of more than 50% of the Company’s total assets (on a consolidated basis), all options become fully vested and exercisable.

Aggregated Option/SAR Exercises in Last Fiscal Year And Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) Exercisable/ Unexercisable
Wilson B. Sexton	—	—	120,000/0	1,942,485/0
Frank J. St. Romain	—	—	105,000/5,625	1,754,041/47,463
Manuel J. Perez de la Mesa	20,000	301,050	0/80,000	0/1,405,990
A. David Cook	14,063	224,103	0/20,250	0/320,570
John M. Murphy	—	—	7,875/22,500	135,119/348,555
Richard P. Polizzotto	—	—	14,807/15,000	313,677/237,908

Employment Agreements

SCP is party to an oral employment agreement with Wilson B. Sexton. The agreement currently provides, in part, that SCP will pay Mr. Sexton an annual base salary of $250,000 and an annual bonus of up to 100% of base salary to be paid in cash and an amount of stock options determined by the Compensation Committee based on achievement of goals and objectives. In February 1999, Mr. Sexton was granted the option to purchase 30,000 shares of Common Stock at an exercise price of $13.38 per share. Pursuant to such agreement, Mr. Sexton is entitled to be included in SCP’s medical program until Medicare coverage begins (or, if earlier, until terminated for cause), and Mr. Sexton will receive an automobile allowance of $700 per month. Prior to his resignation effective January 4, 1999, Frank St. Romain was party to an oral agreement on the same terms as Mr. Sexton.

In January 1999, SCP entered into an employment agreement with Manuel Perez de la Mesa. Pursuant to this employment agreement, SCP will pay Mr. Perez de la Mesa an annual base salary of $200,000 and an annual bonus to be paid in cash as determined by the Compensation Committee based on achievement of goals and objectives. The employment agreement with Mr. Perez de la Mesa provides for annual stock option grants of 50,000 shares with a fair market value exercise price determined on the date of grant during each of 1999, 2000 and 2001. In February 1999, Mr. Perez de la Mesa was granted the option to purchase 50,000 shares of Common Stock at an exercise price of $13.38 per share. In addition, the employment agreement with Mr. Perez de la Mesa provides for the following three stock option grants: (i) a 1999 grant of options to purchase 20,000 shares of Common Stock at $15.0625 per share (granted and exercised during the first quarter of 1999); (ii) a 1999 grant of options to purchase 30,000 shares of Common Stock at $0.01 per share (granted January 1999), the exercise of which is conditioned on exercise of and payment for the option described in clause (i); and (iii) a 2000 grant of options to purchase 30,000 shares of Common Stock at $0.01 per share, the exercise of which is conditioned on exercise of and payment for the option described in clause (i). The options listed in clause (ii) and (iii) shall vest over the first five years of Mr. Perez de la Mesa’s employment with the Company. Pursuant to this agreement, Mr. Perez de la Mesa will receive an automobile allowance of $700 per month, or such other amount as determined by the Compensation Committee.

In March 1999, the Compensation Committee of the Board of Directors, as administrator of the Company’s 1995 Plan and the Company’s 1998 Plan, approved amendments to the outstanding option agreements with Frank St. Romain regarding the event which triggers early expiration of the options. The option agreements initially provided for early expiration of the options following termination of Mr. St. Romain’s service as an employee; the amended agreements provide for early expiration of the options following termination of Mr. St. Romain’s services as a director.

Compensation Committee Interlocks and Insider Participation

During 1999, Messrs. Code, Gotsch and Sledd served as members of the Company’s Compensation Committee. Mr. Code is a general partner of CHS Management. Mr. Gotsch has been a partner of Code, Hennessy and Simmons, LLC, an affiliate of CHS, since August 1997; was a managing director of Code, Hennessy & Simmons, Inc., an affiliate of CHS, between January 1996 and August 1997; was Vice President of CHS Management from June 1994 to December 1995; and was an associate of CHS Management from July 1989 to June 1994. Mr. Code and Mr. Gotsch each served as Vice President of the Company from December 1993 until May 1995.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) reviews and makes recommendations to the Board regarding salaries, compensation and benefits of executive officers and key employees of the Company and develops and administers programs providing stock-based incentives. After consideration of the Committee’s recommendations, the entire Board reviews and approves the salaries and bonuses and the stock and benefit programs for the Company’s executive officer compensation programs and describes the basis upon which compensation will be determined by the Committee with respect to the executive officers of the Company.

This Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not be deemed filed under such Acts.

Compensation Philosophy. The compensation philosophy of the Company is to link executive and employee compensation to continuous improvements in corporate performance and increases in stockholder value. The goals of the Company’s executive and employee compensation programs are as follows:

•	to establish pay levels that are necessary to retain and attract highly qualified executives in light of the overall competitiveness of the market for high quality executive talent
•	to recognize superior individual performance, new responsibilities and new positions within the Company
•	to balance short-term and long-term compensation to complement the Company’s annual and long-term business objectives and strategy and encourage executive performance in furtherance of the fulfillment of those objectives
•	to provide variable compensation opportunities based on the Company’s performance
•	to encourage stock ownership by executives and other employees
•	to align executive and employee remuneration with the interests of stockholders

Compensation Program Components. The Committee regularly reviews the Company’s compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. The particular elements of the compensation program for executive officers are further explained below. In the case of Mr. St. Romain, the following explanation applies to his employment prior to his retirement in January 1999. In the case of Mr. Perez de la Mesa, the following explanation applies to his employment with the Company that commenced February 1, 1999.

Base Salary. Base pay levels for Messrs. Sexton, Perez de la Mesa, and St. Romain are determined pursuant to their employment agreements. See “Executive Compensation – Employment Agreements”. The base pay levels for Messrs. Cook, Hubbard, Murphy and Polizzotto are determined by the Committee in its discretion based on achievement of goals and objectives.

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Annual Incentives. Annual bonus formulae for Messrs. Sexton, Perez de la Mesa, and St. Romain have been negotiated and agreed upon. The bonus formulae include bonuses payable in immediately exercisable options to purchase Common Stock under the 1998 Plan. See “Executive Compensation - Employment Agreements”. The annual bonuses for Messrs. Cook, Hubbard, Murphy and Polizzotto are determined by the Committee in its discretion based on achievement of goals and objectives. The Company uses annual bonuses to enhance management’s contribution to stockholder returns by offering competitive levels of compensation for the attainment of the Company’s financial objectives. In particular, the Company utilizes annual bonuses to focus corporate behavior on the achievement of goals for growth, financial performance and other objectives.

Stock Ownership. The Committee believes that it can align the interests of stockholders, executives and other employees of the Company by providing those persons who have substantial responsibility over the management and/or growth of the Company with an opportunity to establish a meaningful ownership position in the Company. Under the 1995 Plan, the Company granted stock options to Messrs. Sexton, Cook, Hubbard, Murphy, Polizzotto and St. Romain in January of 1995, 1996 and 1997 and February of 1998. Under the 1998 Plan, the Company granted stock options to Messrs. Sexton, Cook, Hubbard, Murphy, Perez de la Mesa, Polizzotto and St. Romain in January and February of 1999. The Company also granted stock options to Messrs. Sexton, Cook, Hubbard, Murphy, Perez de la Mesa and Polizzotto in August of 1999 and/or February of 2000.

Senior Executive Officer Compensation. The base pay level and annual incentive bonus compensation for Mr. Sexton, the Company’s Chairman and Chief Executive Officer, and Mr. Perez de la Mesa, the Company’s President and Chief Operating Officer, are determined in accordance with their respective employment agreements.

Mr. Sexton. In addition to a base salary, Mr. Sexton is eligible for an annual bonus consisting of up to 100% of his base salary to be paid in cash plus an amount of stock options determined by the Committee based on achievement of goals and objectives set by the Committee. Pursuant to his employment agreement, Mr. Sexton’s base salary for 1999 was set at $250,000. In addition, in 1999 Mr. Sexton received a bonus of 100% of base salary and 30,000 options immediately exercisable for Common Stock at an exercise price of $13.38 per share.

Mr. Perez de la Mesa. Mr. Perez de la Mesa was appointed in January 1999 as President and Chief Operating Officer of the Company with employment commencing in February 1999. In addition to a base salary, Mr. Perez de la Mesa is eligible for an annual bonus to be paid in cash as determined by the Committee based on achievement of goals and objectives. The base salary of Mr. Perez de la Mesa is set at $200,000. In addition, Mr. Perez de la Mesa received the following stock option grants in connection with the commencement of his employment: (i) a 1999 grant of options to purchase 20,000 shares of Common Stock at $15.0625 per share (granted and exercised during the first quarter of 1999); (ii) a 1999 grant of options to purchase 30,000 shares of Common Stock at $0.01 per share (granted January 1999), the exercise of which is conditioned on exercise of and payment for the option described in clause (i); and (iii) a 2000 grant of options to purchase 30,000 shares of Common Stock at $0.01 per share, the exercise of which is conditioned on exercise of and payment for the option described in clause (i). The options listed in clause (ii) and (iii) shall vest over the first five years of Mr. Perez de la Mesa’s employment with the Company. The employment agreement with Mr. Perez de la Mesa provides for annual stock option grants of 50,000 shares with a fair market value exercise price determined on the date of grant during each of 1999, 2000 and 2001.

Certain Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers, unless, in general, the compensation is paid pursuant to a plan which is performance-based, non-discretionary and has been approved by the Company’s stockholders. The Company’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting the Company’s ability to attract and retain qualified executives.

Summary. After its review of all existing programs, the Committee believes that the total compensation program for executives of the Company is focused on increasing values for stockholders and enhancing corporate performance. The Committee currently believes that the compensation of executive officers and other employees is properly tied to stock appreciation through stock options or stock ownership. The Committee believes that executive and employee compensation levels at the Company are competitive with the compensation programs provided by other corporations with which the Company competes. All members of the Committee have approved the foregoing report.

COMPENSATION COMMITTEE Andrew W. Code Peter M. Gotsch Robert C. Sledd

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock for the last five fiscal years with the cumulative total return on the Nasdaq National Market Composite Index and the S&P SmallCap 600 Index over the same period assuming the investment of $100 in the Company’s Common Stock, the Nasdaq National Market Composite Index and the S&P SmallCap 600 Index on October 12, 1995 and the reinvestment of all dividends. The Company has chosen the S&P SmallCap 600 Index for comparison because the Company does not believe that it can reasonably identify a peer group or a published industry or line-of-business index that contains companies in a similar line of business and because the S&P SmallCap 600 Index includes companies of similar capitalization to the Company.

[THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

	10/12/95	12/29/95	12/31/96	12/31/97	12/31/98	12/31/99
SCP Pool Corporation	$100	$99	$198	$275	$324	$556
S&P SmallCap 600	$100	$104	$127	$159	$157	$176
The Nasdaq Stock Market	$100	$102	$125	$154	$216	$391

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholder Notes

Five of the Company’s current stockholders (all of whom were stockholders of the Predecessor) are holders of the Convertible Notes due December 31, 2002 in the aggregate principal amount of $91,250. They received such notes pursuant to the acquisition of the Predecessor by CHS in 1993 (the “SCP Acquisition”). The Company originally issued such notes to the Predecessor as consideration pursuant to the SCP Acquisition.

The Convertible Notes bear interest at a rate of 10% per annum and mature on December 31, 2002. The Convertible Notes are subordinated to all amounts outstanding under the Third Amended and Restated Credit Agreement, dated December 31, 1997, by and among SCP, the institutions from time to time party thereto as lenders, LaSalle National Bank as Agent and Co-Arranger and Hibernia National Bank as Co-Arranger (the “Senior Loan Facility”) and certain other indebtedness. The Convertible Notes are convertible into the number of shares of Common Stock determined by dividing the principal amount of the note by approximately $0.65, as adjusted for the subdivision or combination of such shares and for the issuance of any Common Stock (or securities converted into or exchangeable for shares of Common Stock) at a price per share less than the conversion price for the Convertible Notes.

Registration Agreement

In connection with the SCP Acquisition in December 1993, the stockholders of the Company at such time (the “Original Stockholders”) entered into a Registration Agreement with the Company (the “Registration Agreement”). The Registration Agreement provides for certain demand registration rights to CHS, certain employees of CHS and its affiliates and an additional investor (collectively, the “Investor Stockholders”), and to subsequent holders of the Common Stock acquired by such stockholders in connection with the SCP Acquisition. The demand registration rights began from and after the effective date of the first registration statement filed by the Company in connection with the public offering of its securities. The holders of a majority of the registrable securities held by the Investor Stockholders (and their permitted transferees) are entitled to request four long-form registrations and an unlimited number of short-form registrations in which the Company pays all registration expenses. Such holders are also entitled to request an unlimited number of long-form registrations in which holders of registrable securities pay their pro rata share of registration expenses. The Company is entitled to postpone a demand registration for up to six months under certain circumstances and is not required to effect a demand registration within six months of a previous registration in which holders of registrable securities participated without reduction of the number of their included shares.

The Registration Agreement also provides that, subject to certain limitations, the Original Stockholders (and their permitted transferees) may request inclusion of their shares in a registration of securities by the Company (other than pursuant to the initial public offering of Common Stock or a demand registration). Expenses incurred in connection with the exercise of such piggyback registration rights are borne by the Company.

Management Lease Agreements

In November 1991, the Company entered into a lease agreement (the “Trust Lease”) with the St. Romain Children’s Trust with respect to a service center (the “Trust Facility”) in Baton Rouge, Louisiana. The Trust Lease has a term of nine years and one month commencing on December 1, 1991, and net monthly rental rates of approximately $1,600. In March 1997, space constraints forced the Company to relocate its Baton Rouge service center from the Trust Facility to another Baton Rouge facility which it rents pursuant to a lease agreement (the “St. Romain Lease”) with Kenneth St. Romain, the regional manager of the Baton Rouge service center and the son of Frank J. St. Romain (who, until January 1999, was President and Chief Executive Officer of the Company). The St. Romain Lease has a term of 5 years commencing on March 1, 1997, and provides for rental payments of $9,646 per month. The Company is still obligated to make payments under the Trust Lease. The Company believes that both the Trust Lease and the St. Romain Lease reflect fair market rates as of the respective dates thereof.

In October 1999, the Company entered into a lease agreement with S & C Development, LLC (the partners of S&C Development are the Company’s Vice President of Sales, A. David Cook and the regional manager of the Mandeville location, Kenneth St. Romain) with respect to a service center in Mandeville, Louisiana. The lease has a term of seven years commencing on February 1, 2000. The net monthly rental rates are approximately $6,500.

Dual Chemical Feeder Agreements

The Company pays Mr. Sexton certain royalties in connection with a patented device for the delivery of multiple chemicals into a swimming pool. The aggregate royalties paid to Mr. Sexton in 1999 did not exceed $60,000, and the Company does not expect that the aggregate royalties payable in 2000 will exceed $60,000.

Certain Relationships

Kenneth St. Romain is a regional manager for the Company in the Louisiana, Michigan and western Tennessee market areas. In 1999, Mr. St. Romain received approximately $164,000 in salary and bonus and the Company expects that his salary and bonus for 2000 will equal or exceed the amount paid in 1999. Kenneth St. Romain is the son of Frank J. St. Romain, who, until January 1999, was President and Chief Executive Officer of the Company. Alan Henseler was a regional manager for the Company in the Alabama and northwestern Florida market areas until December 31, 1999. In 1999, Mr. Henseler received approximately $166,000 in salary and bonus. Mr. Henseler is the son-in-law of Frank J. St. Romain. The compensation formula pursuant to which Kenneth St. Romain and Alan Henseler are paid and have been paid is identical to that by which the Company’s other regional managers are paid and includes a fixed salary and a bonus based on profitability and return on assets of the service centers for which such managers are responsible. The actual amount of compensation paid to each regional manager varies as a result of the application of the bonus formula as well as such manager’s seniority and other objective factors.

SOLICITATION AND EXPENSES OF SOLICITATION

The solicitation of proxies will be made initially by mail. The Company’s directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. The Company does not currently anticipate a need for additional solicitation by third parties on its behalf. If the Company believes it to be necessary, the Company may retain an outside firm to assist in proxy solicitation by telephone or mail, and the Company expects that in such case it would retain Corporate Communications, Inc. Brokers, dealers, banks, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of the Common Stock held of record by such persons and will be reimbursed for reasonable out-of-pocket expenses incurred by them in doing so. The Company will pay all expenses of solicitation of proxies.

ANNUAL REPORT AND FORM 10-K

Copies of the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 1999 are being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of the Annual Report may obtain one by writing or calling Craig K. Hubbard, SCP Pool Corporation, 109 Northpark Boulevard, Suite 400, Covington, Louisiana 70433-5001, telephone 504/892-5521.

SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2001 ANNUAL MEETING

Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2001 Annual Meeting of Stockholders must be mailed to Craig K. Hubbard, SCP Pool Corporation, 109 Northpark Boulevard, Suite 400, Covington, Louisiana 70433-5001, and must have been received by Mr. Hubbard on or before December 8, 2000. The Company will consider only proposals meeting the requirements of applicable SEC rules.

The Board of Directors

March 22, 2000

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